EXHIBIT 16.1


June 8, 2002


Federal Deposit Insurance Corporation
550 - 17th Street, N.W.
Washington, D.C.  20429

Reference:  The Trust Company of New Jersey


Dear Sir or Madam:

We were previously principal accountants for The Trust Company of New Jersey (the "Corporation") and its subsidiaries, and under our report dated January 30, 2002, we reported on the financial statements of the Corporation, as of and for the years ended December 31, 2001 and 2000. We have read the Corporation's statements included under Item 4 and its Form 8-K dated June 8, 2002 and we agree with such statements.


/s/ Arthur Andersen LLP